Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132936-14
March 31, 2008

Subscription until April 24, 2008

Callable Yield Notes (the “CYNs”) ■ Linked to: 3 Global Equity Indices (SPX | NKY | SX5E) ■ 1 Year | 12.00%p.a. interest | 65% Knock-In	Offering Period Closes on: Apr. 24, 2008

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated March 28, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Considerations” section herein and the “Risk Factors” section of the pricing supplement and prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at: http://www.sec.gov/Archives/edgar/data/1053092/000104746908003672/a2184266z424b2.htm

Indicative Terms, March 31, 2008 (Subject to Change)

CALLABLE YIELD NOTES - OVERVIEW

Callable Yield Notes (the “CYNs” or the “securities”) allow investors to receive a monthly interest payment, regardless of the movements in the Reference Indices.  The CYNs will pay 100% of the principal amount if the level of each Reference Index does not reach or fall below its respective Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date. Otherwise, investors may receive less than 100% of the principal amount relative to the percentage change from the Initial Level to the Final Level of the Lowest Performing Reference Index.  Furthermore, the Issuer has the right to call the CYNs for early redemption on each Early Redemption Date. If the CYNs are redeemed, investors will receive 100% of the principal amount plus any accrued but unpaid interest to the Early Redemption Date.

INDICATIVE PRODUCT TERMS:
Security Codes:	CUSIP: 22546E8F0 / ISIN: US22546EBE32		2) If a Knock-In Event Occurs, the Redemption
Issuer:	Credit Suisse, acting through its Nassau Branch		Amount will equal the principal amount times the sum
Distributor:	Credit Suisse Securities (USA) LLC		of one plus the percentage change from the Initial Level
Denomination:	Minimum Initial Purchase of U.S. $1,000 per Note and		to the Final Level of the Lowest Performing Reference
	integral multiples of U.S. $1,000 thereafter		Index, subject to a maximum of zero.
Interest Rate:	12.00% p.a. payable monthly in arrears (30/360)	Lowest Performing	The Reference Index for which the lowest value is
Interest Payment	Monthly, beginning on April 30, 2008, and ending on the	Reference Index:	obtained from the following equation:
Dates:	Maturity Date or Early Redemption Date, whichever is		Final Level – Initial Level
	earlier, subject to the modified following business day		Initial Level
convention.
Early Redemption:	The Issuer has the right to call the CYNs in whole for Early	RELEVANT DATES:
Redemption on any Interest Payment Date, each an Early
	Redemption Date. If the CYNs are redeemed, any accrued	Offering Period:	Closes on Apr. 24, 2008 @ 2:00pm ET
	but unpaid interest amount to the Early Redemption Date	Trade Date:	Apr. 24, 2008
	will be paid.	Settlement Date:	Apr. 30, 2008
Notice of Early	5 business days prior to the Early Redemption Date.	Valuation Date:	Apr. 24, 2009
Redemption:		Maturity Date:	Apr. 30, 2009
Knock-In Level:	For each Reference Index, 65% of the Initial Level of such
	Reference Index.			Initial	Knock-In
Knock-In Event:	If the level of any Reference Index reaches or falls below its	Reference Indices	Ticker	Level	Level
	Knock-In Level at any time from and including the Trade	S&P 500 Index	SPX <INDEX>	TBD	TBD
	Date to and including the Valuation Date.	Nikkei 225 Index	NKY <INDEX>	TBD	TBD
Initial Level:	For each Reference Index, the closing level of such	Dow Jones EUROSTOXX	SX5E<INDEX>	TBD	TBD
	Reference Index on the Index Business Day immediately	50 Index
following the Trade Date.
Final Level:	For each Reference Index, the closing level of such Reference Index on the Valuation Date.	UNDERLYING(S):
Redemption Amount:

The Redemption Amount of the securities will depend on the individual performance of each Reference Index.  Subject to Early Redemption, the Redemption Amount in cash at maturity depends on whether a Knock-In Event occurs:

1)  If a Knock-In Event does not occur, the principal amount.

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com • www.credit-suisse.com/notes

Product Snapshot

Who Should Invest in the CYNs:

•                  Investors who are neutral to mildly bullish on the Reference Indices and looking to receive an above-market interest payment versus comparable fixed income investments.  Investors who are comfortable with the possibility of losing part or all of their principal amount of the securities in exchange for their above-market interest payment and who also do not expect any of the Reference Indices to decline below their relevant Knock-In Level.

Hypothetical Upside Scenario:

•                  If a Knock-In Event does not occur, investors receive back 100% of their initial investment.  Investors receive their monthly interest payments regardless of the performance of the Reference Indices.

Hypothetical Downside Scenario:

•                  If a Knock-In Event does occur, investors participate in 100% of the losses of the Lowest Performing Reference Index, up to 100% of the principal amount. Investors receive their monthly interest payments regardless of the performance of the Reference Indices.

TABLE 1:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur on any day from and including the Trade Date to and including the Valuation Date.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock- In Event Does Not Occur)	Total Interest Payment (payable on each monthly Interest Payment Date)	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$1,000	$120	$1,120
$1,000	-20%	$1,000	$120	$1,120
$1,000	-30%	$1,000	$120	$1,120
$1,000	-40%	N/A	N/A	N/A
$1,000	-50%	N/A	N/A	N/A

TABLE 2:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if the a Knock-In Event DOES occur on any day from and including the Trade Date to and including the Valuation Date.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock- In Event Occurs)	Total Interest Payment (payable on each monthly Interest Payment Date)	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$900	$120	$1,020
$1,000	-20%	$800	$120	$920
$1,000	-30%	$700	$120	$820
$1,000	-40%	$600	$120	$720
$1,000	-50%	$500	$120	$620

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com • www.credit-suisse.com/notes

Investment Considerations

A purchase of the securities involves risk. This section summarizes certain additional risks relating to the securities. We urge you to read the following information about these risks, together with the information in the pricing supplement subject to completion date March 28, 2008, the prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2007 before investing in the securities.

The securities are not principal-protected. An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the level of any Reference Index reaches or falls below its Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date, and the level of the Lowest Performing Reference Index on the Valuation Date is less than its Initial Level, you will bear the full effect of the depreciation in the Lowest Performing Reference Index. In this case, the Redemption Amount may be less than the principal amount of your securities and you could lose your entire investment.

The securities will not pay more than the principal amount at maturity or upon Early Redemption. The amount paid at maturity or upon Early Redemption will never exceed the principal amount of your securities. If the Final Level of each Reference Index is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of any of the Reference Indices. The maximum Redemption Amount is the principal amount of your securities.

If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index. If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index. This will be true even if the level of the Lowest Performing Reference Index never reached or fell below its Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date.

We may redeem the securities at our option, which limits your ability to accrue interest over the full term of the securities.  We may redeem all of the securities on any Interest Payment Date on or after May 30, 2008. If we redeem the securities, you will receive only the principal amount of your securities and any accrued but unpaid interest to the Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled Maturity Date. It is more likely that we will redeem the securities prior to the Maturity Date if a Knock-In Event does not occur. If we redeem the securities prior to the Maturity Date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

The securities are most suitable for purchasing and holding until the Maturity Date.  The securities are a new issue of securities with no established trading market.  Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the securities.  However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market.  The securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the securities will develop.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.  The market price of the securities may be influenced by many unpredictable factors.  Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

The market value of the securities may be influenced by many factors that are unpredictable. Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

• the current level of the Reference Indices;
• interest and yield rates in the market;
• the volatility of any of the Reference Indices;
• the early redemption feature, which is likely to limit the value of the securities;
• economic, financial, political and regulatory or judicial events that affect the stocks underlying the Reference Indices or stock markets generally and which may affect the level of any of the Reference Indices;
• the time remaining to the maturity of the securities;
• the dividend rate on the stocks underlying the Reference Indices; and
• Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

@ 2008 Credit Suisse and/or its affiliates.  All rights reserved.

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com • www.credit-suisse.com/notes